SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant __X__
Filed by a Party other than the Registrant  ____

Check the appropriate box:

__X__ Preliminary Proxy Statement          _____  Confidential,  For  Use of the
                                           Commission Only (as permitted by Rule
                                           14a-6(c) (2))
_____ Definitive Proxy Statement
_____ Definitive Additional Materials
_____ Soliciting Material Pursuant to Rule 14a-11 (c) or  Rule 14a  12

                                 FIND/SVP, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     __X__ No fee required.

     _____ Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

---------- ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     _____ Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     _____ Check box if any part of the fee us offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement no.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 FIND/SVP, INC.
                           625 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10011

                               -------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - JUNE 30, 1998

                              --------------------

TO THE SHAREHOLDERS OF FIND/SVP, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of FIND/SVP, Inc. will be held at the Hotel Inter-Continental, 111 E. 48th Street, New York City, New York, on June 30, 1998, at 9:15 a.m., New York City time, for the following purposes:

         1. To elect the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

         2. To ratify a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.0001 per share, from 10,000,000 to 20,000,000.

         3. To ratify the proposed amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock issuable thereunder from 650,000 to 1,150,000.

         4. To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP to serve as independent auditors for the year ending December 31, 1998.

         5. To transact such other business as may properly be presented for action at the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 22, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournment thereof.

         Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND RETURN IT IN THE ACCOMPANYING STAMPED ENVELOPE. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

         All shareholders are cordially invited to attend the meeting.

                                     By Order of the Board of Directors

                                     /s/ Peter J. Fiorillo
                                     ----------------------------
                                     Peter J. Fiorillo, Secretary

Dated: May 27, 1998

                 IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM BE
                        COMPLETED AND RETURNED PROMPTLY.

                                 FIND/SVP, INC.
                           625 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10011

                               ------------------

                                 PROXY STATEMENT
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 30, 1998
                     SOLICITATION AND REVOCATION OF PROXIES

                               -------------------

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of FIND/SVP, Inc., a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hotel Inter-Continental, 111 E. 48th St., New York City, New York, on June 30, 1998, at 9:15 a.m., New York City time, and any adjournment thereof.

         A form of proxy is enclosed for use at the meeting. The proxy may be revoked by a shareholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary before the meeting, and any shareholder present at the meeting may revoke his or her proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted FOR the election of the nominees for directors herein, FOR the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares, FOR the ratification and approval of the proposed amendment to the Company's Stock Option Plan and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors.

         The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telegraph. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the Common Stock, par value $.0001 per share, of the Company ("Common Stock") and will reimburse such holders for their reasonable expenses in connection therewith. The approximate date of mailing of this Proxy Statement and accompanying proxy is May 27, 1998. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

         Only shareholders of record on the close of business on May 22, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such record date, the Company had issued and outstanding 7,107,519 shares of Common Stock. Each share entitles the holder thereof to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting.

                      NOMINATION AND ELECTION OF DIRECTORS

         Eight directors, six of whom are members of the present Board of Directors, are nominees for election to hold office until the next annual meeting and until their respective successors are elected and qualified. Unless authority to vote for the election of directors shall have been withheld, it is intended that proxies in the accompanying form will be voted at the meeting for the election of the eight nominees named below. If any nominee, for any reason presently unknown to the Company, should refuse or be unable to serve, the shares represented by proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee.

         The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons:


                                                                     DIRECTOR
NOMINEE                  AGE  OFFICE                                   SINCE
-------                  ---  -----                                    -----
Andrew P. Garvin          52  Chairman of the Board,                    1969
                              President, Chief Executive Officer
                              and Director
Brigitte de Gastines      54  Director                                  1982
Howard S. Breslow         58  Director                                  1986
Frederick H. Fruitman     47  Director                                  1989
Charles Baudoin           78  Director                                  1990
Jean-Louis Bodmer         56  Director                                  1993

Peter J. Fiorillo         39  Executive Vice President, Chief            --
                              Financial Officer, Treasurer, Corporate
                              Secretary and Chief Information Officer

Eric Cachart              41   -                                         --

         Mr. Garvin is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since 1972 and as its President since 1978. Mr. Garvin has been a director of the Company since its inception. Mr. Garvin was the Treasurer of the Company from its inception until 1997. From 1979 to 1982, Mr. Garvin was a member of the Board of Directors of the Information Industry Association and served as Chairman of the 1979 National Information Conference and Exposition. Mr. Garvin is the author of THE ART OF BEING WELL INFORMED, an information resource handbook for executives. Mr. Garvin received a B.A. degree in political science from Yale University and a M.S. degree in Journalism from the Columbia Graduate School of Journalism. Mr. Garvin is a director of Esquire Communications, Inc., a publicly held company engaged in court reporting services.

         Ms. de Gastines has been a director of the Company since 1982. She has served as the General Manager of SVP International since 1985 and SVP, S.A. since 1976.

         Mr. Breslow has been a director of the Company since 1986. He has been a practicing attorney in New York City for more than 30 years and has been a member of the law firm of Breslow & Walker LLP, New York, New York for more than 25 years, which firm is currently the Company's general counsel. Mr. Breslow currently serves as a director of Cryomedical Sciences, Inc., a publicly held company engaged in the research, development and sale of products for use in low-temperature medicine; Vikonics, Inc., a publicly held company engaged in the design and sale of computer-based security systems; Lucille Farms, Inc., a publicly held company engaged in the manufacturing and marketing of cheese products; and Excel Technology, Inc., a publicly held company engaged in the development and sale of laser products.

         Mr. Fruitman has been a director of the Company since June 1989. Since April 1990, Mr. Fruitman has been a Managing Director of Loeb Partners Corporation, an investment banking firm. From January 1989 to April 1990, he was an independent financial consultant. From 1986 to December 1988, Mr. Fruitman was a Senior Vice President of The Stuart-James Company Incorporated, an investment banking firm. From 1984 to 1986, he was an associate at E.M. Warburg, Pincus & Co., Inc. From 1982 to 1984, Mr. Fruitman was a Vice President of Investors in Industry Corporation, a venture capital firm. Mr. Fruitman is a director of Micro Warehouse, Inc., a publicly held company which is a direct marketer of microcomputer software and peripheral products.

         Mr. Baudoin has been a director of the Company since November 1990 and previously served as a director of the Company from 1981 to June 1989. Since 1951, Mr. Baudoin has served as the President of Bova Trading, Inc., a financial management firm. From 1954 to 1963, he served as President of the Dutch America Mercantile Corporation, a finance company. From 1963 to 1967, he was the President of C.I.F. Inc., a finance company. From 1967 to 1983, Mr. Baudoin served as the President of Merban Corporation, a finance company. From 1983 to 1987, he also served as Chairman and Chief Executive Officer of Contitrade Services Corporation and Merban Americas Corporation, finance companies. Since 1987, Mr. Baudoin has served as the Chairman of ECOBAN Finance Ltd.

         Mr. Bodmer has been a director of the company since 1993. He has served as General Manager of SVP France since 1974. Other positions which he currently holds are Chief Executive Director of SVP, S.A., President and Chief Executive Officer of SVP Participation, President of SVP Belgium and President of SVP United Kingdom.

         Mr. Fiorillo has been the Company's Executive Vice President since November 1994, Chief Financial Officer since 1991 and Treasurer, Corporate
Secretary and Chief Information Officer since 1997, and was Vice President Finance and Administration from 1991 to November 1994 and Assistant Corporate Secretary from 1994 to 1997. Since 1996, Mr. Fiorillo had served as President of FIND/SVP Internet Services, Inc. which ceased operations on December 31, 1997. From 1987 until 1991, Mr. Fiorillo was employed by Robert Half of New York, Inc., a financial executive recruiting firm, including as President from 1989 to 1991. Prior thereto he was the Controller of Profit Freight Systems, Inc., a large publicly held international freight forwarder; the Vice President of Finance of Carl Byoir & Associates, the third largest international public relations firm; and a Certified Public Accountant with Arthur Young & Company. Mr. Fiorillo received a B.A. degree from Franklin & Marshall College and is a Certified Public Accountant in New York State.

         Mr. Cachart is the associate general manager of SVP, S.A. and has served as President of SVP Multi-info since 1995. He was named President of SVP Network in 1998. Prior to 1995, he was a journalist and news commentator for French television networks.

                        BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held eight meetings during the year ended December 31, 1997. Each of the directors standing for re-election attended at least 75% of the meetings in 1997, except that Mr. Bodmer attended four meetings and Ms. de Gastines attended three meetings.

         The Company has a Stock Option Committee of the Board of Directors, currently consisting of Howard S. Breslow, Charles Baudoin and Frederick H. Fruitman. The Stock Option Committee held five meetings in 1997. The Company formed an Audit Committee on February 18, 1998 consisting of Charles Baudoin, Jean-Louis Bodmer and Frederick Fruitman. The purpose of the Audit Committee is to review the adequacy of the Company's internal controls and to meet periodically with management and the independent auditors. The Company has no other compensation committee or any nominating or other committees performing similar functions.

         No family relationship exists between any director or executive officer and any other director or executive officer, except that Ms. de Gastines, a director, and Mr. Cachart, a director nominee, are married.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

         The following table sets forth, as of March 31, 1998, certain information with respect to the beneficial ownership of the Common Stock by each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, by each director and director nominee of the Company and by all officers and directors as a group.

   NAME AND ADDRESS                    AMOUNT OF                PERCENT
   BENEFICIAL OWNER                  SHARES OWNED(1)            OF CLASS
   ----------------                  ---------------            --------
Andrew P. Garvin (2)                    1,254,754                   16.5%
625 Avenue of the Americas
New York, N.Y. 10011

Amalia S.A.                             3,075,085                   40.8%
70, rue des Rosiers
F-93585 Saint-Ouen, Cedex
FRANCE (3)

Brigitte de Gastines (4)                   23,000            Less than 1%

Howard S. Breslow (4)(5)                   31,820            Less than 1%

Frederick H. Fruitman (6)                  58,679            Less than 1%

Charles Baudoin (4)(7)                     62,225            Less than 1%

Jean-Louis Bodmer (4)                      13,000            Less than 1%

Peter J. Fiorillo (8)                     212,000                    2.9%

Eric Cachart                                   --                     --

Furman Selz SBIC, L.P.                    900,000                   11.2%
230 Park Avenue
New York, NY  10169 (9)

All Officers and Directors              1,716,478                   21.8%
as a group (8 persons) (10)


                      -------------------------------------

(1) Unless otherwise indicated below, all shares are shares of Common Stock owned beneficially and of record.

(2)      Includes 483,500 shares issuable under outstanding options.

(3) Includes the 422,222 shares issuable under outstanding warrants held by SVP, S.A., the 2,158,100 shares of Common Stock owned by SVP, S.A. and the 494,763 shares of Common Stock owned by SVP International, which are subsidiaries of Amalia S.A. Brigitte de Gastines owns in excess of 99% of the stock of Amalia S.A. In addition, Ms. de Gastines is President, General Manager and a director of SVP, S.A., and General Manager of SVP International. The shares owned by Amalia S.A. are not shown in the table as being owned by Ms. de Gastines.

(4)      Includes 13,000 shares issuable under outstanding options.

(5) Includes the 13,820 shares of Common Stock held on behalf of Breslow & Walker LLP, a law firm in which Mr. Breslow is a partner.

(6)      Includes 10,500 shares issuable under outstanding options.

(7) Includes 39,225 shares of Common Stock owned of record by Bova Trading, of which Charles Baudoin has beneficial ownership.

(8)      Includes 158,000 shares issuable under outstanding options.

(9)      Includes the 900,000 shares issuable under outstanding warrants.

(10) Includes 761,000 shares issuable under outstanding options and 4,000 shares issuable under outstanding warrants.

         The following persons have failed to file on a timely basis certain reports required by Section 16(a) of the Exchange Act of 1934 (the "Exchange Act"): During the year ended December 31, 1997, SVP and its affiliates did not file Forms 4 with respect to the following transactions (as described in this and prior reports filed by the Company): the purchases by SVP in November 1996 and August 1997 of Notes and warrants from the Company. The Company understands that the Forms 4 are currently being prepared.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the year ended December 31, 1997.

                                                              LONG TERM COMPENSATION
                                                      -------------------------------------
                             ANNUAL COMPENSATION               AWARDS                  PAYOUTS
                             -------------------               ------                  -------
                                                                    SECURITIES
   NAME AND                                    OTHER   RESTRICTED   UNDERLYING   LTIP     ALL
  PRINCIPAL                 SALARY   BONUS     ANNUAL    STOCK       OPTIONS    PAYOUT   OTHER
  POSITIONS            YEAR   ($)     ($)       COMP.   AWARDS($)     (#)(1)      ($)    COMP.
  ---------            ----  -----   -----     ------  ----------   ----------  ------  ------

Andrew P. Garvin        1997  253,867  50,000    --       --              --       --     --
Chairman of the Board,
President, Chief        1996  249,976  12,500    --       --         350,000       --     --
Executive Officer and
Director                1995  235,937  25,000    --       --          69,000       --     --

Peter J. Fiorillo       1997  185,671  11,500    --       --              --       --     --
Executive Vice
President, Chief        1996  154,476  12,000    --       --         125,000       --     --
Financial Officer,
Chief Information       1995  154,476  10,000    --       --           6,000       --     --
Officer, Treasurer and
Corporate Secretary

John D. Kuranz          1997  150,200   --       --       --              --       --     --
Vice President,
Managing Director,      1996  149,976   --       --       --              --       --     --
Published Research
Division                1995  149,976  12,850    --       --              --       --     --

-----------------------
(1) Options to acquire Common Stock.

                            OPTION GRANTS DURING 1997

During 1997 there were no options granted to the named executive officers.

                          OPTION EXERCISES DURING 1997
                           AND YEAR END OPTION VALUES

The following table provides information related to options exercised by the named executive officers during the year ended December 31, 1997 and the number and value of options held at year end. The Company does not have any outstanding stock appreciation rights

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                            OPTIONS AT                   OPTIONS AT
                                                           YEAR END (#)                YEAR END ($)(1)
                                                         --------------                --------------
                  SHARES ACQUIRED      VALUE
NAME              ON EXERCISE(#)     REALIZED($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----              --------------     -----------  -----------   -------------  -----------   -------------

 ANDREW P. GARVIN     5,000            2,475        143,500       340,000            -           -

 PETER J. FIORILLO      -                -           95,500        66,500            -           -

 JOHN D. KURANZ         -                -           49,800        11,200            -           -

                        --------------------------------

(1) The closing trading price of the Company's Common Stock as reported by NASDAQ on December 31, 1997 was $0.75. Value is calculated on the difference between the option exercise price of in-the-money options and $0.75 multiplied by the number of shares of Common Stock underlying the option.

                        EMPLOYMENT AND RELATED AGREEMENTS

         On January 1, 1996, the Company entered into an Employment Agreement with Andrew P. Garvin commencing on January 1, 1996 and terminating on December 31, 2001 (the "Employment Agreement"). Such Employment Agreement was amended and restated on December 12, 1996. The Employment Agreement provides for a base salary of $250,000 which will be adjusted each January 1 for a cost of living increase based on the Consumer Price Index for New York City for the twelve month period immediately preceding such January 1 date. Mr. Garvin will also be entitled to additional increases in base salary as may be determined from time to time by the Board of Directors or any compensation committee appointed by the Board of Directors. Mr. Garvin received a $12,500 signing bonus upon execution of the Employment Agreement. In addition, Mr. Garvin will be entitled to receive performance bonuses equal to 10% per annum of the pre-tax profits of the Company in excess of $1,000,000 for each of the years ended December 31, 1996, 1997, 1998, 1999, 2000, and 2001. The Employment Agreement limits the bonus to $250,000 in any year, and states that Mr. Garvin is entitled to receive a cash bonus of $50,000 in each of January 1997 and January 1998. During August 1997, Mr. Garvin voluntarily took a 5% salary cut for the balance of 1997.

         The Employment Agreement provides that (i) if Mr. Garvin voluntarily leaves the employ of the Company on account of the Company being acquired and its principal office being moved to a location which is greater than 50 miles from New York City; and (ii) if Mr. Garvin voluntarily leaves the employ of the Company on account of a Change in Control, then, in each such case, he shall be entitled to receive the compensation described in the immediately preceding paragraph for the balance of the term; provided, however, that if such termination occurs at a time when there is less than one year left in the term, the compensation shall continue for a period of two years from the date of termination on the same basis that the employee received compensation during the last year of the term. Change of Control is defined in the Employment Agreement to include the acquisition by a party of 30% or more of the outstanding shares of Common Stock of the Company or a change in the majority of the Incumbent Board of Directors (as defined in the Employment Agreement). In the event that the Company terminates Mr. Garvin's employment for cause, and a court of law or other tribunal ultimately determines that such termination was without cause, then he shall be entitled to receive double the amount of compensation described above until the end of the term. Mr. Garvin has agreed to a non-competition covenant for a period of two years after the term of the Employment Agreement.

         The Company has entered into a deferred compensation agreement with Mr. Garvin, which provides for a schedule of payments to him or his designated beneficiary(ies). The agreement entered into in 1984 provides that in the event during the course of employment Mr. Garvin (i) dies, (ii) becomes totally disabled or (iii) elects to retire after June 30, 1994 and prior to age 65, he or, in the event of death, his designated beneficiaries, shall receive monthly payments ranging from $1,250 to $1,800 for a period of ten years from the date of death, disability or retirement. In the event Mr. Garvin retires at age 65 or over, Mr. Garvin shall receive $4,750 per month for ten years from the date of his retirement.

         The Company entered into an additional Deferred Compensation Agreement with Mr. Garvin in 1990. Pursuant thereto, in the event during the course of employment Mr. Garvin (i) dies, (ii) becomes totally disabled or (iii) elects to retire after July 25, 1992 and prior to age 65, he or, in the event of death, his designated beneficiary(ies), shall receive monthly payments ranging from $618.81 to $2,351. These payments are to continue for a period of ten years from the date of death, disability or retirement. In the event he retires at age 65 or over, Mr. Garvin shall receive $2,475.24 per month for ten years from the date of his retirement. The benefits under the two agreements are cumulative.

         On January 11, 1995, the Company entered into severance agreements with Peter J. Fiorillo and John D. Kuranz. The severance agreements provide for the payment of the current base salary (with set minimum limits for purposes of the payment) to the respective individual for a period of one year from the date of termination for (i) termination without cause; and (ii) if the individual voluntarily leaves the employ of the Company because of a change of control or because Andrew P. Garvin is no longer Chief Executive Officer. Additionally, if the above occurs, all options granted to the respective individual by the Company shall become immediately vested and exercisable. Change of control is defined in the severance agreements to include the acquisition by a party of 30% or more of the outstanding shares of Common Stock of the Company or a change in the majority of the incumbent Board of Directors. In the event that the Company terminates Mr. Fiorillo or Mr. Kuranz for cause, and a court of law or other tribunal ultimately determines that such termination was without cause, then the respective individual shall be entitled to receive double the amount of compensation described above.

         During February 1998, SVP, S.A. acquired additional shares in the Company which brought their total holdings, including its affiliates, in the Company above 30% of the then outstanding shares. As such, Mr. Garvin, Mr. Fiorillo and Mr. Kuranz would be entitled to receive their respective severance packages should they choose to resign due to this previously defined change in control, and their unvested options would immediately vest. In consideration of SVP, S.A. providing a $2,000,000 letter of credit, in March 1998, to secure the Company's debt agreements with a commercial bank, on March 29, 1998, Mr. Garvin waived his rights related to the change of control provision in his agreement, only as it relates to the holdings of SVP, S.A. and its affiliates, in the Company. To date, Mr. Fiorillo and Mr. Kuranz have not expressed their intent to resign. If such two executive officers were to tender their resignation based on this occurrence, the liability would be approximately $340,000, payable over a one year period, plus the vesting of 78,833 currently non-exercisable options.

         Directors are not compensated for their services as such, except that the 1996 Stock Option Plan of the Company provides for the automatic grant to outside directors of five-year non-incentive options to purchase 2,500 shares of Common Stock on the first business day of each new year, the exercise price being the fair market value on the date of the grant.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Company operates in the research, business intelligence and knowledge service industry and must attain high levels of quality in the servicing of its clients. In order to succeed, the Board believes that it must be able to attract and retain qualified experienced executives. To achieve this goal, the Company has offered competitive executive compensation to attract and retain key executives with relevant experience in the industry or in growth companies in related industries. Executive compensation has also been structured to align management's interests with the success of the Company by making a portion of compensation dependant on long term success of the Company.

         During 1997, the entire Board of Directors held primary responsibility for determining executive compensation levels. The Board as a whole has maintained a philosophy that compensation of executive officers, specifically including that of the President and Chief Executive Officer, should be directly linked to operating achievements and, to a lesser extent, stock performance.

         Over the past five years the revenues of the Company have increased over 76% and the retainer client base has grown each quarter since the Company's inception. These achievements have been reflected in executive compensation and, specifically, in the compensation of the Company's President and Chief Executive Officer, with whom the Company entered into a six year employment agreement on January 1, 1996. In addition, the Company has utilized stock options to link executive compensation to stock price performance. All executive officers, including the President and Chief Executive Officer, have been granted stock options so that they will benefit financially from long term success of the Company and increases in the price of the Company's Common Stock.

                                                    THE BOARD OF DIRECTORS

                                                    Andrew P. Garvin
                                                    Brigitte de Gastines
                                                    Howard S. Breslow
                                                    Frederick H. Fruitman
                                                    Charles Baudoin
                                                    Jean-Louis Bodmer

                                STOCK OPTION PLAN

         On January 29, 1996, the Company adopted its 1996 Stock Option Plan (the "Plan") for employees, including officers, and directors of the Company (aggregating 234 persons at December 31, 1997). The Plan covers 650,000 shares of Common Stock (subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments). In addition, the Plan allows options to be granted thereunder to consultants and advisors to the Company, provided they render bona fide services to the Company and such services are not in connection with the offer or sale of securities in a capital raising transaction. The options to be granted under the Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers of the Company, may be granted incentive stock options. The options to be granted under the Plan and designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code, as amended (the "Code").

         The Plan provides that all options thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), depending upon the specific stock option agreement, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the Plan with respect to incentive stock options, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

         The Plan also permits optionees whose employment is terminated without cause and other than by reason of death, disability or retirement at age 65, three months from the date of termination to exercise their options. If the employment of an optionee is terminated for cause and other than by reason of death, disability or retirement at age 65, any options granted to the optionee will terminate automatically. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65 (but not after the expiration of the option), exercise the option. If employment is terminated by death, the person or persons to whom the optionee's rights under the option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after the expiration of the option). Options are not transferable otherwise by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The Plan terminates January 28, 2006.

         If shares are issued to the holder of a non-incentive option under the Plan (1) no income will be recognized by the holder at the time of grant of the option; (2) except as stated below, upon exercise of the option the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares over the option price; (3) if the holder exercising the option is restricted from selling the shares so acquired because the holder is an officer or director of the Company and would be subject to liability under
Section 16(b) of the Exchange Act, then, unless the holder makes an election to be taxed under the rule of clause (2) above, the holder will recognize taxable ordinary income, at the time such Section 16(b) restriction terminates, equal to the excess of the fair market value of the shares at that time over the option price, and any dividends he or she receives on the shares before that time will be taxable to him or her as compensation income; (4) the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under clause (2) or (3); and (5) upon a sale of shares so acquired, the holder may have additional short-term or long-term capital gain or loss.

         If shares are issued to the holder of an incentive stock option under the Plan (1) no income will be recognized by such holder at the time of the grant of the option or the transfer of shares to the holder pursuant to his or her exercise of the option; (2) the difference between the option price and the fair market value of the shares at the time of exercise will be treated as an item of tax preference to the holder; (3) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of the option; and (4) upon a sale or exchange of the shares after the later of
(a) one year from the date of transfer of the shares to the original holder,  or
(b) two years from the date of grant of the option, any amount realized by the holder in excess of the option price will be taxed to the holder as a long-term capital gain, and any loss sustained by the holder will be a long-term capital loss. If the shares are disposed of before the holding period requirements described in the preceding sentence are satisfied, then (1) the holder will recognize taxable ordinary income in the year of disposition in an amount determined under the rules of the Code; (2) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; (3) the holder may have additional long-term or short-term capital gain or loss; and
(4) the tax preference provision might not be applicable.

         The Plan provides for the cashless payment of the exercise price of options granted under the Plan by (A) delivery to the Company of shares of Common Stock having a fair market value equal to such purchase price, (B) irrevocable instructions to a broker to sell shares of Common Stock to be issued upon exercise of the option, provided such shares are registered and transferable, followed by delivery to the Company of the amount of sale proceeds necessary to pay such purchase price, and delivery of the remaining cash proceeds less commissions and brokerage fees to the optionee or delivery of the remaining shares of Common Stock to the optionee, or (C) by any combination of the methods of payment described in (A) and (B) above.

         The Plan also provides that there will be granted to each outside director on the first business day of each year a non-incentive stock option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. For purposes of such grants, fair market value shall mean the last closing bid price per share of the Common Stock, as quoted on the NASDAQ System on the date of grant, or, in the event that the Common Stock is also traded on an exchange, the higher of the NASDAQ price and the closing price per share of the Common Stock on such exchange on the date of grant, or in the event the Common Stock is only traded on an exchange, the closing price of the Common Stock on the date of grant. Such options shall be immediately exercisable and shall have a term of five years.

         During the year ended December 31, 1997, options to purchase an aggregate of 140,000 shares of Common Stock at prices ranging from $0.781 to $1.8125 per share were granted under the Plan, including 15,000 options to directors of the Company.

             PROPOSAL TO RATIFY AN AMENDMENT TO THE 1996 STOCK PLAN

         Submitted for ratification by shareholders is an amendment to the Plan which was approved by the Board of Directors on April 21, 1998, to increase the number of shares of Common Stock issuable thereunder from 650,000 to 1,150,000.

         The proposed amendment would allow for the maximum number of shares issuable under the Plan to be increased by 500,000 shares, so that the total shares issuable upon the exercise of all options will be increased to 1,150,000. As of March 31, 1998, a total of 650,000 shares of Common Stock is authorized for the purposes of the Plan and options to purchase 478,250 shares have been issued and are outstanding. Accordingly, 8,450 have been exercised and only 163,300 shares remain available for issuance upon exercise of options granted under the Plan. The Board believes that the additional shares are necessary to encourage and enable key employees, directors and consultants to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitablity of the Company, and affording the Company a means of attracting to its services persons of outstanding quality.

         The Board of Directors recommends the stockholders vote FOR approval of the proposed amendment to the 1996 Stock Option Plan.

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         On April 21, 1998, the Board of Directors of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, and directed that such amendment (a copy of which is attached hereto as Exhibit A) be submitted for ratification and approval by the stockholders of the Company at the Meeting.

REASONS FOR INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The proposed increase in authorized shares of Common Stock will enhance the Company's flexibility in connection with possible future actions, such as acquisitions, financing transactions, employee benefit plan issuances, stock splits, stock dividends, and such other corporate purposes that may arise. Having such authorized Common Stock available for issuance in the future would give the Company greater flexibility and would allow additional shares of Common Stock to be issued without the expense and delay of a special stockholders' meeting. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of the Common Stock. The Company is not presently engaged in any negotiations with respect to the use of any shares of the additional authorized Capital Stock, nor are there currently any commitments, arrangements, or understandings with respect to the issuance of such shares, except as it relates to increasing the number of shares issuable under the 1996 Stock Option Plan as proposed above. As of May 22, 1998, the number of issued and outstanding shares were 7,107,519, with an additional 2,731,185 shares of common stock underlying outstanding options and warrants and options available for grant.

EFFECT OF THE INCREASE

         The increase of authorized shares of Common Stock will not alter the par value of the Common Stock or the rights of the stockholders.

NO RIGHT OF APPRAISAL

         Under the New York General Corporation Law, the State in which the Company is incorporated, dissenting stockholders are not entitled to appraisal rights with respect to the Company's proposed amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock, and the Company will not provide stockholders with any such right.

VOTING REQUIREMENT

         Approval of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of stock representing a majority of the votes entitled to be cast at the Meeting.

         The Board of Directors recommends that the stockholders vote FOR the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                             STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for a period of five years ended December 31, 1997, with the cumulative total return of the NASDAQ Stock Market Index (U.S. companies), a broad market index, prepared for NASDAQ by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, and the Peer Group Index, an index prepared by CRSP made up of the selected NASDAQ traded companies. The comparison for each of the periods assumes that $100 was invested on December 31, 1992, in each of the Common Stock of the Company, the stocks included in the NASDAQ Stock Market Index (U.S. Companies) and the stocks included in the Peer Group Index. These indices which reflect the assumption of reinvestment of dividends, do not necessarily reflect returns that could be achieved by individual investors.


                               [GRAPHIC OMITTED]

                             STOCK PERFORMANCE CHART

                                                                 CSRP NASDAQ
  DATE              FIND/SVP, INC.       PEER GROUP INDEX    STOCK MARKET INDEX
-------------------------------------------------------------------------------
12/31/92               100.000                100.000                 100.000
12/31/93                92.857                114.791                  95.758
12/31/94               117.857                112.207                 112.906
12/31/95               114.286                158.689                 159.634
12/31/96               103.571                195.182                 213.242
12/31/97                42.857                239.576                 234.520

1. The Peer Group Index consists of NASDAQ Stocks in SIC#8740-8749 (U.S. companies).

2. Annualized returns for FIND/SVP, Inc., the CRSP Index for NASDAQ Stock Market (U.S. and foreign) and the Peer Group Index are comprised of total market return for all stocks in the index.

3. The CRSP Index for the NASDAQ Stock Market (U.S. companies) includes total returns on all domestic common shares and ADR's traded on the NASDAQ National Market and NASDAQ Small-Cap Market and is comprised of their annualized total market return.

                               -------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since 1971, the Company has been a licensee of SVP International. Pursuant to this license agreement, the Company pays royalties to SVP
International  for  the  use  of the  SVP  name  and  participation  in the  SVP
International network. The royalties for 1997 to SVP International were approximately $131,000. SVP International is a subsidiary of Amalia S.A., a principal shareholder of the Company.

         Howard S. Breslow, a director of the Company, is a member of Breslow & Walker LLP, general counsel to the Company. During 1997, Breslow & Walker LLP received legal fees of $75,653.

         Andrew P. Garvin, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an Agreement (the "First Refusal Agreement"), dated as of November 6, 1992, with Amalia S.A. and its subsidiaries, SVP International and SVP, S.A. (Collectively "Amalia"). Amalia beneficially owns 3,075,085 shares of Common Stock, or 40.8% of outstanding shares, and Brigitte de Gastines, a director of the Company, owns in excess of 99% of the stock of Amalia S.A. The First Refusal Agreement provides for mutual rights of first refusal in the event that either Mr. Garvin or Amalia desires to dispose, in a public or private transaction, any of the shares of Common Stock owned by them. In the event that a party declines to exercise its right of first refusal, the proposed selling party may consummate such sale within the time period permitted under the First Refusal Agreement. The First Refusal Agreement terminated In October, 1997.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the accounting firm of KPMG Peat Marwick LLP to serve as independent auditors of the Company to perform the annual audit for year ending December 31, 1998 and proposes the ratification of such decision. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting. He or she will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate shareholder questions.

         The Board of Directors recommends a vote FOR ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1998.

                              SHAREHOLDERS PROPOSAL

         Shareholders who wish to present proposals for action at the 1999 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy statement. Proposals must be received by the Secretary no later than January 28, 1999 for inclusion in next year's proxy materials.

                          ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report to Shareholders of the Company for the year ended December 31, 1997, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgments.

                                         By Order of the Board of Directors


                                         /s/ Peter J. Fiorillo
                                         ---------------------
                                         Peter J. Fiorillo, Secretary

New York, New York
May 27, 1998

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                    EXHIBIT A
                                    ---------

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 FIND/SVP, INC.

                            UNDER SECTION 805 OF THE
                            BUSINESS CORPORATION LAW

                      ------------------------------------

         The undersigned, being the President and Secretary, respectively, of FIND/SVP, Inc. (the "Corporation"), pursuant to Section 805 of the New York Business Corporation Law, do hereby certify as follows:

         FIRST: The name of the Corporation is FIND/SVP, INC. and the name under which it was formed is Information Clearing House, Inc.

         SECOND: The Certificate of Incorporation of the Corporation was originally filed by the department of state on November 10, 1969.

         THIRD: The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended to effect the following amendment authorized by Section 801 of the New York Business Corporation Law:

         ARTICLE FOURTH of the Certificate of Incorporation is hereby amended to increase the number of authorized shares of common stock, par value $.0001 per share, of the Corporation from 10,000,000 to 20,000,000 and, in accordance therewith, ARTICLE FOURTH, as herein amended, shall read as follows:

         "FOURTH: The corporation is authorized to issue two classes of stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue is Twenty-two Million (22,000,000). The total number of shares of Common Stock which the corporation shall have authority to issue is Twenty Million (20,000,000), par value $.0001 per share. The total number of shares of Preferred Stock which the corporation shall have authority to issue is Two Million (2,000,000), par value $.0001 per share. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation, by the unanimous approval of its members, is authorized to determine or alter any or all of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the wholly unissued class of Preferred Stock or any wholly unissued series of Preferred Stock, and to fix or alter the number of shares comprising any series of Preferred Stock (but not below the number of shares of any such series then outstanding)."

         FOURTH: This Certificate of Amendment to the Certificate of Incorporation was authorized by vote of a majority of the Board of Directors of the Corporation followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

         IN WITNESS WHEREOF, we have executed this Certificate in the name and on behalf of FIND/SVP, Inc., on the ____ day of _______, 1998, and do affirm, under the penalties of perjury, that the statements contained herein have been examined and are true, correct and complete.

                                        FIND/SVP, INC.

                                        By:_____________________
                                            Andrew P. Garvin
                                            President

                                        By:_____________________
                                            Peter J. Fiorillo
                                            Secretary

PROXY                               FIND/SVP, INC.
               625 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10011
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, acknowledging receipt of the proxy statement dated May 27, 1998 of FIND/SVP, Inc., hereby constitutes and appoints Andrew P. Garvin and Peter J. Fiorillo, and each or any of them, attorney, agent and proxy of the undersigned, with full power of substitution to each of them, for and in the name, place and stead of the undersigned, to appear and vote all the shares of stock of FIND/SVP, Inc., standing in the name of the undersigned on the books of said corporation on May 22, 1998, at the Annual Meeting of Shareholders of FIND/SVP, Inc., to be held at the Hotel Inter-Continental, 111 E. 48 St., New York City, New York, on June 30, 1998 at 9:15 a.m., New York City time, and any and all adjournments thereof. When properly executed, this proxy will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted FOR the election of directors and FOR the following proposals, which are set forth in the Proxy Statement.

1. ELECTION OF DIRECTORS
// FOR all nominees listed below (except as written in on the line below)
       Andrew P. Garvin, Brigitte de Gastines, Howard S. Breslow, Frederick H. Fruitman, Charles Baudoin, Jean-Louis Bodmer, Peter J. Fiorillo, Eric Cachart

// WITHHOLD AUTHORITY
// For ALL Nominees
// For the individual(s) listed below (Instruction: To withhold authority to vote for any individual nominee, please write in name on line below)

--------------------------------------------------------------------------------

// ABSTAIN
2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE, FROM 10,000,000 TO 20,000,000.

   // FOR              // AGAINST            // ABSTAIN

3. AMENDMENT TO THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER FROM 650,000 TO 1,150,000.
   // FOR              // AGAINST            // ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.
   // FOR              // AGAINST            // ABSTAIN

5. FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                                     -------------------------------------,1998
                                     Date
                                     -------------------------------------------
                                     Signature
                                     -------------------------------------------
                                     Signature, if held jointly

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.